                                                                                             EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                   1997
                                        3 Months  9 Months 12 Months
                                         Ended     Ended     Ended               Year Ended December 31,
                                        Sept 30   Sept 30   Sept 30     1996     1995     1994     1993     1992
   Earnings:
A.  Net Income                         $13,368    $45,316  $ 54,530  $ 56,082  $ 52,722 $ 50,929 $ 50,390 $ 47,688
B.  Federal Income Tax                   7,252     24,904    30,151    31,068    28,687   26,806   27,158   24,363
C.   Earnings before Income Taxes       20,620     70,220    84,681    87,150    81,409   77,735   77,548   72,051
D.  Total Fixed Charges <FN1>            6,653     20,168    26,721    27,231    30,433   32,679   33,820   34,888
E. Total Earnings,                     $27,273    $90,388  $111,402  $114,381  $111,842 $110,414 $111,368 $106,939
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247       $   808    $ 2,422  $  3,230  $  3,231  $  4,903 $  5,127 $  5,562 $  5,544
G.  Less Allowable Dividend Deduction       32         96       127       127       528      528      528      544
H.  Net Subject to Gross-up                776      2,326     3,103     3,104     4,375    4,599    5,034    5,000
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)           1.542      1.550     1.553     1.554     1.544    1.526    1.539    1.511
J.  Pref. Dividend (Pre-tax) (HxI)       1,197      3,605     4,819     4,824     6,755    7,018    7,747    7,555
K.  Plus Allowable Dividend Deduction       32         96       127       127       528      528      528      544
L. Preferred Dividend Factor             1,229      3,701     4,946     4,951     7,283    7,546    8,275    8,099
M. Fixed Charges (D)                     6,653     20,168    26,721    27,231    30,433   32,679   33,820   34,888
N.  Total Fixed Charges
     and Preferred Dividends           $ 7,882    $23,869  $ 31,667  $ 32,182  $ 37,716 $ 40,225 $ 42,095 $ 42,987
O. Ratio of Earnings to Fixed
    Charges (E/D)                         4.10       4.48      4.17      4.20      3.68     3.38     3.29     3.07
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)         3.46       3.79      3.52      3.55      2.97     2.74     2.65     2.49
<FN1> Includes a portion of rent expense deemed to be representive of the interest factor.
